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                                                                   EXHIBIT 10.25

                              Eagle Food Centers

      P.O. Box 6700, Rock Island, Illinois 61204-6700/Executive
 Offices & Distribution Center: Rt. 67 & Knoxville Road, Milan, Illinois 61264
                   Telephone: 309-787-7700/Fax: 309-787-7895

September 8, 1997

Mr. Pat Plumley
8035 S. Hunters Meadow Circle
Sandy, Utah 84093

Dear Pat:
This letter is intended to define the terms of the employment offer being proposed by Eagle Food Centers, Inc. Please recognize this is by no means an employment agreement, but simply serves to clarify our previous discussions.

Title:              Vice President and Controller

Reports To:         Herb Dotterer, Senior Vice President, CFO

Effective Date:     As Soon As Possible

Duties: Responsible for all accounting functions and controls, budgeting, internal and external reporting. Responsible for developing a professional staff and for working closely with operating, distribution, and marketing departments to develop sound procedures and reporting vehicles and in analyzing and interpreting results and trends.

Salary:             $80,000

Signing Bonus:      $10,000

Annual Incentive Bonus Potential:     Participation in the Eagle bonus plan at
                                      the administrative vice president targeted norm of thirty percent (30%) of average annual salary with a maximum potential of sixty percent (60%) should the Company exceed budgeted expectations as defined in the plan. Payout or partial payout is contingent on Company performance with final determination solely vested with the Board of Directors. Employment at time of payout (late March) is a prerequisite for payment. First year bonus is pro-rated based on average salary earned.

Stock:    Eagle will provide a stock option based on the following criteria:

                         Award:              15,000 shares
                         Grant Price:        The closing price on date of
                                             employment.
                         Vesting Schedule:   25% at each of the first four
                                             anniversaries of the grant and
                                             options must be exercised within
                                             ten (10) years of award thereof or
                                             once eligible, within thirty (30)
                                             days following termination of
                                             employment.

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                        Award Level:       10,000 shares on the first
                                           anniversary of employment.
                        Grant Price:       Closing price on that day in 1998.
                        Vesting Schedule:  Same as above.

Relocation:           Eagle will provide reimbursement of all usual and
                      customary real estate fees associated with the sale of your primary residence not to exceed seven (7%) of the documented sale price. Packing and movement of household goods will be provided in accordance with polity.
                      Execution of the physical move must be completed within six (6) months of your date of hire or the terms described herein shall be vacated. Relocation costs to be repaid if employment is terminated by associate within six months.

Temporary Living:     $3,000 to be paid in advance to cover temporary living
                      expenses. Trips home every 2 - 3 weeks would fall within the "reasonable" guidelines.

Househunting:         Reasonable costs of two househunting trips for yourself
                      and spouse.

Vacation:             Four weeks from start date to December 31, 1998. Four
                      weeks per calendar year thereafter.

Benefits:             Enrollment in the Eagle Food Centers, Inc. health and
                      welfare plan upon the completion of the ninety (90) day eligibility period. The Company will pay for up to ninety
                      (90) days of documented COBRA contributions to assure continuation of benefits throughout the eligibility period as defined above. Another copy of the Eagle benefits package will be mailed to you today.

Severance:            Severance agreement covering one year of salary and
                      average bonus if employment is terminated due to change of control.

Hopefully, you will find this summary to be acceptable. Eagle offers a great challenge and the change to participate in an exciting turnaround effort. It will be a pleasure working with you and I look forward to your becoming a valuable and contributing member of the management team. Please give me a call so we can finalize the details and answer any questions.


Very truly yours,

EAGLE FOOD CENTERS, INC.                            ACCEPTANCE:

/s/ Herbert T. Dotterer                             /s/ Pat Plumley
HERBERT T. DOTTERER                                 ------------------------
Senior V.P. - Finance & Administration &            DATE: 9/15/97
       Chief Financial Officer                           -------------------